Exhibit 99.2

Norstan, Inc.

Unaudited Condensed Consolidated Financial Statements as of October 30, 2004 and for the six months ended October 30, 2004 and November 1, 2003

TABLE OF CONTENTS
Norstan, Inc.

Unaudited Condensed Consolidated Statements of Operations for the Six Months Ended October 30, 2004 and November 1, 2003	3
Unaudited Condensed Consolidated Balance Sheets as of October 30, 2004 and April 30, 2004	4
Unaudited Condensed Consolidated Statements of Cash Flows for the Six Months Ended October 30, 2004 and November 1, 2003	6
Notes to Unaudited Condensed Consolidated Financial Statements	7

NORSTAN, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED
(In thousands, except per share amounts)

	Six Months Ended
	October 30,	November 1,
	2004	2003
REVENUES
Communications Solutions and Services	$93,598	$98,166
Resale Services	17,458	15,164

Total Revenues	111,056	113,330

COST OF SALES
Communications Solutions and Services	66,114	70,914
Resale Services	11,191	9,830

Total Cost of Sales	77,305	80,744

GROSS MARGIN
Communications Solutions and Services	27,484	27,252
Resale Services	6,267	5,334

Total Gross Margin	33,751	32,586

Selling, General & Administrative Expenses	28,466	36,316
Restructuring and Other Charges	—	4,180

OPERATING INCOME (LOSS)	5,285	(7,910)
Interest expense	(1,237)	(1,001)
Other income, net	126	24

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	4,174	(8,887)
Income tax provision (benefit)	1,586	(3,466)

INCOME (LOSS) FROM CONTINUING OPERATIONS	2,588	(5,421)

DISCONTINUED OPERATIONS:
Gain on disposal of discontinued operations, net of provision of $46 in 2004 and tax provision of $94 in 2003	76	150

NET INCOME (LOSS)	$2,664	$(5,271)

NET INCOME (LOSS) PER SHARE – BASIC
CONTINUING OPERATIONS	$0.19	$(0.42)
DISCONTINUED OPERATIONS	0.01	0.01

NET INCOME (LOSS) PER SHARE – BASIC	$0.20	$(0.41)

NET INCOME (LOSS) PER SHARE – DILUTED
CONTINUING OPERATIONS	$0.19	$(0.42)
DISCONTINUED OPERATIONS	0.00	0.01

NET INCOME (LOSS) PER SHARE – DILUTED	$0.19	$(0.41)

WEIGHTED AVERAGE SHARES OUTSTANDING
BASIC	13,367	12,939

DILUTED	13,729	12,939

The accompanying notes are an integral part of these consolidated financial statements.

NORSTAN, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
UNAUDITED
(In thousands, except share amounts)

	October 30,	April 30,
	2004	2004
ASSETS

CURRENT ASSETS
Cash	$5,872	$2,724
Accounts receivable, net of allowances for doubtful accounts of $856 and $719	29,898	32,795
Lease receivables	2,348	4,603
Inventories	12,002	8,999
Costs and estimated earnings in excess of billings of $9,661 and $8,875	5,978	4,786
Deferred income taxes	4,834	5,985
Prepaid expenses, deposits and other	5,909	5,770
Net current assets of discontinued operations	731	627

TOTAL CURRENT ASSETS	67,572	66,289

PROPERTY AND EQUIPMENT
Furniture, fixtures and equipment	77,671	84,423
Less-accumulated depreciation and amortization	(66,783)	(71,242)

NET PROPERTY AND EQUIPMENT	10,888	13,181

OTHER ASSETS
Goodwill	4,241	4,477
Lease receivables, net of current portion	1,293	1,020
Deferred income taxes	13,488	12,979
Other	1,996	2,498

TOTAL OTHER ASSETS	21,018	20,974

TOTAL ASSETS	$99,478	$100,444

The accompanying notes are an integral part of these consolidated financial statements.

NORSTAN, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
UNAUDITED
(In thousands, except share amounts)

	October 30,	April 30,
	2004	2004
LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Current maturities of long-term debt	$3,667	$4,400
Current maturities of discounted lease rentals	1,707	2,802
Accounts payable	13,579	11,990
Deferred revenue	20,655	21,769
Accrued -
Salaries and wages	5,310	3,095
Other liabilities	12,117	11,856
Billings in excess of costs and estimated earnings of $16,661 and $17,078	6,176	8,291

TOTAL CURRENT LIABILITIES	63,211	64,203
LONG-TERM DEBT, net of current maturities	14,667	16,833
DISCOUNTED LEASE RENTALS, net of current maturities	178	750
NET NON-CURRENT LIABILITIES OF DISCONTINUED OPERATIONS	80	100
OTHER LIABILITIES	1,963	3,003

TOTAL LIABILITIES	80,099	84,889

COMMITMENTS AND CONTINGENCIES (Note 8)
SHAREHOLDERS’ EQUITY
Common stock - $.10 par value; 40,000,000 authorized shares; 13,810,719 and 13,365,326 shares issued and outstanding	1,381	1,337
Capital in excess of par value	59,479	58,474
Accumulated deficit	(39,252)	(41,916)
Unamortized cost of stock	(501)	(372)
Accumulated other comprehensive loss	(1,728)	(1,968)

TOTAL SHAREHOLDERS’ EQUITY	19,379	15,555

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$99,478	$100,444

The accompanying notes are an integral part of these consolidated financial statements.

NORSTAN, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED

(In thousands)

	Six Months Ended
	October 30,	November 1,
	2004	2003
OPERATING ACTIVITIES
Net income (loss) from continuing operations	$2,588	$(5,421)
Adjustments to reconcile net income (loss) from continuing operations to net cash provided by (used for) continuing operating activities:
Restructuring and other charges	-	4,180
Depreciation and amortization	3,440	4,391
Deferred income taxes	643	(3,805)
Changes in operating items:
Accounts receivable	3,274	1,683
Inventories	(2,839)	(888)
Costs and estimated earnings in excess of billings	(1,167)	616
Prepaid expenses, deposits and other	(110)	(477)
Accounts payable	1,474	2,544
Deferred revenue	(1,376)	(2,136)
Accrued liabilities	2,342	(4,399)
Billings in excess of costs and estimated earnings	(2,165)	842
Other, net	(2,341)	(125)

Net cash provided by (used for) operating activities	3,763	(2,995)

INVESTING ACTIVITIES
Additions to property and equipment	(822)	(2,666)
Cash paid for acquisition	-	(1,100)
Cash received from disposition	1,250	-
Investment in lease contracts	(23)	(18)
Proceeds from lease contracts	2,067	3,840

Net cash provided by investing activities	2,472	56

FINANCING ACTIVITIES
Borrowings on long-term debt	-	58,233
Repayments of long-term debt	(2,500)	(52,138)
Repayments of discounted lease rentals	(1,706)	(2,948)
Proceeds from sale of common stock	827	714

Net cash provided by (used for) financing activities	(3,379)	3,861

EFFECT OF EXCHANGE RATE CHANGES ON CASH	340	(547)

NET CASH FLOW FROM CONTINUING OPERATIONS	3,196	375
NET CASH FLOW FROM DISCONTINUED OPERATIONS	(48)	133
CASH, BEGINNING OF PERIOD	2,724	1,185

CASH, END OF PERIOD	$5,872	$1,693

The accompanying notes are an integral part of these consolidated financial statements.

NORSTAN, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
UNAUDITED

     The information furnished in this report is unaudited and reflects normal recurring adjustments and such other adjustments which, in the opinion of management, are necessary to present fairly the operating results for the interim periods identified herein pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations. This report should be read in conjunction with our Annual Report on Form 10-K for the year ended April 30, 2004. The operating results for the interim periods presented are not necessarily indicative of the operating results to be expected for the full fiscal year. When we refer to the Company, Norstan, we, us or our, we mean Norstan, Inc. and its subsidiaries.

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Principles of Consolidation:

     The accompanying consolidated financial statements include the accounts of Norstan, Inc. and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates:

     The preparation of our financial statements, in conformity with accounting principles generally accepted in the United States of America, requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements. Estimates also affect the reported amounts of revenues and expenses during the periods presented. Estimates are used for such items as allowances for doubtful accounts, inventory valuation, depreciable lives of property and equipment, valuation of deferred tax assets, warranty reserves, estimates of percentage of completion under long-term contracts and others. Ultimate results could differ from those estimates.

Revenue Recognition:

     Within our Communications Solutions and Services business segment, revenues from the sale and installation of products and systems are recognized under the percentage-of-completion method of accounting for long-term contracts. Revenues from maintenance service contracts, moves, adds, and changes, and network integration services, are recognized as the services are provided and financial services’ revenues are recognized over the life of the related lease receivables using the effective interest method. Resale Services’ revenues are generated from the secondary equipment market and are recognized upon performance of contractual obligations, which is upon shipment.

Inventories:

     Inventories include purchased parts and equipment and are stated at the lower of cost, determined on a weighted-average cost basis, or estimated realizable value.

Property and Equipment:

     Property and equipment are stated at cost and include expenditures that increase the useful lives of existing property and equipment. Maintenance, repairs and minor renewals are charged to operations as incurred. When property and equipment are disposed of, the related cost and accumulated depreciation are removed from the respective accounts and any gain or loss is reflected in operations. Property and equipment is depreciated over the estimated useful lives of two to ten years under the straight-line method for financial reporting purposes. Accelerated methods of depreciation are used for income tax reporting.

     Pursuant to the requirements of Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment of Long-Lived Assets,” in determining whether an impairment has occurred, our policy is to evaluate, at each balance sheet date, whether events and circumstances have taken place to indicate that the book value of our assets may not be recoverable. If such indicators were present, impairment would be assessed using estimates of undiscounted cash flows attributable to the assets. In the event such cash flows are not expected to be sufficient to recover the book values of the assets, the assets would be written down to their estimated fair values. There were no writedowns recorded under SFAS No. 144 in the first and second quarters of fiscal 2005 or fiscal 2004, except for those included in restructuring and other charges (see Note 7).

Goodwill and Other Intangible Assets:

     Pursuant to the requirements of SFAS No. 142, we test goodwill for impairment on an annual basis or more frequently if circumstances warrant using a fair value approach. No circumstances occurred during the second quarter of fiscal 2005 that warranted testing goodwill for impairment. In addition, we recorded amortization expense of $134,000 in the second quarter of fiscal 2004, related to the intangible assets acquired as part of our fiscal 2003 internet protocol (IP) telephony applications software acquisition from NetCom Systems, Inc. (see Note 2). No such amortization expense was recorded in the second quarter of fiscal 2005 as all of these intangible assets were sold at the end of the first quarter of fiscal 2005.

     In the second quarter of fiscal 2005, we acquired certain intangible assets for $500,000 in cash to facilitate Norstan Resale Services Group’s business. These intangible assets are being amortized over 24 months and $63,000 in amortization expense was recorded in the second quarter of fiscal 2005. The amortization expense is included in selling, general and administrative expenses in the consolidated statements of operations.

     The components of goodwill and other intangible assets were as follows (in thousands):

	Goodwill		Other Intangible Assets
	October 30,	April 30,	October 30,	April 30,
	2004	2004	2004	2004
Gross carrying amount	$10,895	$10,990	$500	$2,640
Accumulated amortization	(6,654)	(6,513)	(63)	(622)

Net carrying amount	$4,241	$4,477	$437	$2,018

     The change in the gross carrying amounts of goodwill and other intangible assets for the six months ended October 30, 2004 were as follows (in thousands):

		Other
	Goodwill	Intangible Assets
Balance at April 30, 2004	$10,990	$2,640
Assets sold	(400)	(2,640)
Assets acquired	-	500
Currency translation adjustment	305	-

Balance at October 30, 2004	$10,895	$500

Warranty:

     We are subject to warranty claims for products and overall solutions that may fail to perform as expected due to design, installation or manufacturing deficiencies. Customers continue to require their outside suppliers to guarantee or warrant their products/solutions and bear the cost of repair or replacement of such products/solutions. Depending on the terms under which we supply products/solutions to our customers, a customer may hold us responsible for some or all of the repair, replacement or redesign/reinstallation costs of defective products/solutions, when the product/solution supplied did not perform as represented. We generally provide customers a warranty on products consistent with the warranty we receive from the original equipment manufacturer. In most instances, the original equipment manufacturer bears the cost to replace defective products. We provide the necessary labor to redesign, reinstall or replace products/solutions that did not perform as represented. Our policy is to reserve for estimated future costs based upon historical trends of actual costs incurred. The warranty reserve is included in other accrued liabilities within our consolidated balance sheets.

     The following table presents a summary of the warranty reserve (in thousands):

	Six Months Ended
	October 30,	November 1,
	2004	2003
Balance at beginning of period	$1,622	$1,468
Provision for reserves recorded	1,443	1,533
Reductions for costs incurred	(1,410)	(1,513)
Currency translation adjustment	31	26

Balance at end of period	$1,686	$1,514

Foreign Currency:

     For our Canadian operations, assets and liabilities are translated at exchange rates as of the balance sheet date, and revenues and expenses are translated at average exchange rates prevailing during the period. Translation adjustments are recorded as a separate component of shareholders’ equity within accumulated other comprehensive loss.

Earnings (Loss) Per Share Data:

     Norstan reports net income (loss) per share pursuant to the requirements of SFAS No. 128, “Earnings per Share”. SFAS No. 128 requires presentation of basic and diluted earnings (loss) per share (EPS). Basic EPS is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period. Diluted EPS reflects potential dilution from outstanding stock options and other securities using the treasury stock method.

     A reconciliation of EPS calculations under SFAS No. 128 was as follows (in thousands, except per share amounts):

	Six Months Ended
	October 30,	November 1,
	2004	2003
Income (loss) from continuing operations	$2,588	$(5,421)

Weighted average common shares outstanding – basic	13,367	12,939
Dilutive effect of stock options/warrants	362	-

Weighted average common shares outstanding – diluted	13,729	12,939

Income (loss) per share from continuing operations:
Basic	$0.19	$(0.42)

Diluted	$0.19	$(0.42)

     For the comparable six month periods then ended, 1.8 million and 3.3 million weighted average shares have been excluded as the effect of their inclusion would be anti-dilutive.

Comprehensive Income (Loss):

     We report comprehensive income (loss) and its components pursuant to the requirements of SFAS No. 130, “Reporting Comprehensive Income”. For Norstan, comprehensive income (loss) consists of net income (loss) adjusted for foreign currency translation adjustments. Comprehensive income, as defined by SFAS No. 130, for the six month period ended October 30, 2004, was $2.9 million as compared to a loss of $5.2 million for the six months ended November 1, 2003.

Supplemental Cash Flow Information:

     Supplemental disclosure of cash flow information was as follows (in thousands):

	Six Months Ended
	October 30,	November 1,
	2004	2003
Cash paid for:
Interest	$1,012	$792
Income taxes	$72	$403
Non-cash investing and financing activities:
Notes received for disposition	$1,250	$-

NOTE 2 – NORSTAN CONVERGENCE DEVELOPMENT GROUP:

     In March 2003, we purchased certain assets and intellectual property from NetCom Systems, Inc. (NetCom) related to NetCom’s voice over IP telephony applications software operations. The acquisition consideration totaled $3.0 million, consisting of a cash payment of $1.1 million at closing and $1.1 million 120 days after the closing and guaranteed payments of $800,000 payable over the next two years ($400,000 paid April 2004 with the remaining $400,000 due April 2005). The purchase agreement provided that we may pay NetCom contingent consideration up to $3.0 million based on the amount of new software license fees received by Norstan during the two-year period following the closing. We funded the purchase of these assets from borrowings under our credit facility. We also hired certain key NetCom personnel who were involved in NetCom’s development of IP telephony applications software. This group comprised our Norstan Convergence Development Group (Norstan CDG) and its results of operations are included in our Communications Solutions and Services segment.

     The following table summarizes the fair value of the assets acquired as determined by an independent appraisal (in thousands):

Amortizable intangible assets	$2,600
Goodwill	400

$3,000

     The amortizable intangible assets relating to proprietary technology were being amortized over five years on a straight-line basis. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” the goodwill acquired in the acquisition has not been amortized. The intangible assets and goodwill acquired have been allocated to our Communications Solutions and Services business segment. Pro forma results related to the acquisition were not material to our financial condition or results of operations.

     On July 30, 2004, we sold the assets and the intellectual property related to Norstan CDG to IPcelerate, Inc. (IPcelerate), a privately held developer of voice over IP applications, for $2.5 million in cash and promissory notes, and the assumption by the purchaser of approximately $400,000 in liabilities. Pursuant to the terms of the purchase agreement, we received $1.25 million at closing and $1.25 million evidenced by non-interest bearing promissory notes in favor of Norstan ($1.05 million due January 30, 2005 and $200,000 due February 28, 2005). We recorded a pre-tax gain of $88,000 from the sale in the first quarter of fiscal 2005. This gain is comprised of total consideration received and liabilities assumed by IPcelerate (including the payable to NetCom for approximately $400,000 due April 2005) less assets sold (consisting primarily of the remaining unamortized portion of the technology intangible assets) as well as the write-off of the goodwill recorded as part of the original CDG purchase.

NOTE 3 - DISCONTINUED OPERATIONS:

     In July 2002, we sold our Network Services business to NetWolves Corporation for $7.5 million. Pursuant to the terms of the purchase agreement, $3.75 million was received at closing and the remaining $3.75 million was due one year from closing, evidenced by a non-interest bearing promissory note in favor of Norstan. We recorded a pre-tax gain on this sale of $2.7 million in the first quarter of fiscal 2003 based on the $3.75 million cash received. During the fourth quarter of fiscal 2003, we received payment of $2.9 million in cash as well as other non-monetary assets in early settlement of the promissory note. We recorded a pre-tax gain of $2.8 million in the fourth quarter of fiscal 2003 based on the amount of cash received in settlement of the promissory note. The non-monetary asset, consisting of 300,000 shares of unregistered NetWolves Corporation common stock, had been reflected at a zero value until such time as the unregistered common stock was monetized or monetizable. On June 2, 2004, these shares were registered with the Securities and Exchange Commission and, accordingly, we recorded an additional gain on the sale of discontinued operations of $87,000, net of tax, in the first quarter of fiscal 2005. These shares are recorded in other current assets in the accompanying consolidated balance sheets and will be marked-to-market based on changes in NetWolves stock price going forward until such time as they are sold.

Network Services provided multiple source long distance services and related consulting and professional services.

     Net assets (liabilities) of discontinued operations included the following (in thousands):

	October 30,	April 30,
	2004	2004
Assets:
Cash and accounts receivable	$8	$5
Notes receivable and other assets	959	899

Liabilities:
Accrued liabilities:
Future lease obligations	(160)	(170)
Other liabilities	(156)	(207)

Net assets of discontinued operations	651	527
Less: Current portion liabilities (assets)	731	627

Net non-current assets (liabilities) of discontinued operations	$(80)	$(100)

NOTE 4 - INCOME TAXES:

     Deferred income taxes are provided for differences between the financial statement carrying amounts and the tax basis of assets and liabilities at currently enacted income tax rates.

     Realization of our net deferred tax assets is dependent on our ability to generate sufficient future taxable income. Should our operating strategies fail to produce sufficient taxable income in the future, we would need to record a valuation allowance in the appropriate future reporting period as required by generally accepted accounting principles. Norstan’s U.S. net operating loss carryforwards expire from 2020 to 2021, and the Canadian net operating loss carryforwards expire through fiscal 2011.

     For the six month period ended October 30, 2004, we recorded a tax provision of 38.0% on our income from continuing operations and on the gain on disposal of discontinued operations. In the similar period last year, we recorded a tax benefit of 39.0% on the loss from continuing operations and a 39.0% provision on the gain on disposal of discontinued operations. These effective rates represent our federal statutory rate adjusted for state income taxes and other permanent tax items.

NOTE 5 - STOCK-BASED COMPENSATION:

     We apply Accounting Principles Board (APB) Opinion No. 25 “Accounting for Stock Issued to Employees” and related interpretations in accounting for our stock-based compensation plans. Accordingly, no compensation cost has been recognized in the accompanying statements of operations. Had compensation cost been recognized based on the fair values of options at the grant dates consistent with the provisions of SFAS No. 123 “Accounting for Stock-Based Compensation”, as amended by SFAS No. 148, our net income (loss) (in thousands) and net income (loss) per common share would have changed to the following pro forma amounts:

	For the six months ended
	October 30,	November 1,
	2004	2003
Net income (loss):
As reported	$2,664	$(5,271)

Additional compensation expense, net of tax	(393)	(459)

Pro forma	$2,271	$(5,730)

Net income (loss) per share:

As reported

Basic	$0.20	$(0.41)

Diluted	$0.19	$(0.41)

Pro forma

Basic	$0.17	$(0.44)

Diluted	$0.17	$(0.44)

NOTE 6 – DEBT OBLIGATIONS:

     In December 2003, we entered into a five year $27.5 million secured credit agreement with Wells Fargo Foothill, Inc. consisting of the following components: A) a $5.0 million revolving line of credit, and B) a $22.5 million term loan payable in 30 monthly installments of $333,333 beginning on February 1, 2004, with the remaining $12.5 million principal due and payable upon maturity at December 9, 2008. Availability under the revolving line of credit is generally based on a percentage of eligible recurring service and maintenance revenues, as defined. This credit agreement is secured by substantially all of our assets.

     The $5.0 million revolving credit facility currently bears interest at the bank’s reference rate plus 2.0% or LIBOR plus 4.0% with provisions for future rate reductions based on certain of our financial ratios. The term loan bears interest at the bank’s reference rate plus 3.5%. Annual unused line fees on the revolver are 0.5% and other monthly and annual fees are due to the lender throughout the duration of the agreement. In addition, we are required to meet certain financial and other covenants, including maintaining $2.0 million in excess availability. The agreement, as amended, requires us to maintain, on a quarterly basis, minimum levels of EBITDA (earnings before interest, taxes, depreciation and amortization), certain levels of Norstan Resale Services Group revenues, and limits our capital expenditures on an annual basis. As of October 30, 2004, borrowings under this agreement were $18.3 million with an average interest rate of 8.25%. We were in compliance with all applicable financial covenants as of October 30, 2004.

     Proceeds from the term note were used to repay and terminate our previous credit agreement. As a result of the termination of our previous credit agreement, we wrote-off the remaining $162,000 in unamortized debt financing costs during the third quarter of fiscal 2004. In connection with our new secured credit agreement, we capitalized approximately $575,000 in debt financing costs which are being amortized over the term of the new agreement.

     During the periods presented in this quarterly report prior to December 10, 2003, Norstan operated under a previous credit agreement with certain banks, as amended from time to time, consisting of a revolving line of credit and term loan, each secured by substantially all the assets of

Norstan. The previous credit agreement provided for interest at various rates ranging from the banks’ reference rate plus 0.5% to the reference rate plus 2.0%, or the Eurodollar rate advance plus 2.5% to the Eurodollar rate advance plus 4.0%, plus annual commitment fees ranging from 0.375% to 0.25%.

     We believe that a combination of cash expected to be generated from operations and borrowing capacity available under our current financing arrangements will be adequate to fund anticipated operating activities, capital expenditures and debt repayments through at least April 30, 2005. However, there is no assurance that the assumptions used by management in formulating this assessment will prove accurate or that additional financing, if needed, will be available in the future on acceptable terms.

NOTE 7 - RESTRUCTURING AND OTHER CHARGES:

     During the second quarter of fiscal 2004, we recorded restructuring and other charges of $4.2 million, consisting of a restructuring charge of $3.7 million and a write-off of certain fixed assets of approximately $500,000. These charges were primarily within our Communications Solutions and Services segment and relate to actions completed by the end of our second fiscal quarter. The restructuring charge of $3.7 million related to a workforce reduction of 150 people (all of whom have been terminated) as we continued to right-size our organization and bring our expense structure in-line with anticipated revenues and changing market demand for our solutions and services. This charge consisted of $3.3 million in severance costs and other related employment benefits, together with $400,000 in lease termination and other facility costs. In addition, we recorded a charge of approximately $500,000 for the write-off of certain assets. These assets consisted primarily of non-recoverable capitalized system applications costs and other hardware costs.

     During the fourth quarter of fiscal 2004, we recorded additional restructuring and other charges of $9.4 million. Approximately $7.2 million of this amount was for our reorganization efforts announced in February 2004. Included in these efforts was a reorganization of our Communications Solutions and Services segment to better focus our efforts and to streamline sales and services to improve profitability. Solutions and Services now concentrates customer acquisition and retention efforts into two geographically focused business units. In addition, our sales support and service functions have been realigned to better serve our solutions and services team and our customers’ needs. This restructuring charge includes $2.4 million in costs associated with employee and severance costs related to a workforce reduction of 100 people (all of whom have been terminated as of October 30, 2004), $3.9 million related to facilities exit and other contractual costs, and $831,000 in other asset impairment charges. The remaining $2.2 million charge relates to a claim made by the Universal Services Administrative Company (USAC) regarding a specific E-rate project completed by Norstan. The USAC is seeking a recovery of amounts dispursed by the USAC to Norstan on behalf of one of our customers. We are appealing this claim. However, as we may be required to repay a portion or all of the disputed funding, we have established the requisite reserve (see Note 8).

     As of October 30, 2004, there remained restructuring and other reserves of approximately $6.7 million in the accompanying consolidated balance sheet; $5.0 million included in other accrued current liabilities and $1.7 million in other long-term liabilities. We anticipate the majority of the remaining employee severance costs will be paid by the end of fiscal 2005. Payment of certain facility costs will extend through fiscal 2012.

     The following table summarizes the remaining reserves reflected in our accompanying consolidated balance sheet (in thousands):

	Employee/	Facility Exit	Disputed
	Severance	And Other	Funding
	Costs	Contractual Costs	Claim	Total
Balance at April 30, 2004	$2,345	$4,021	$2,191	$8,557
Restructuring and other charges	—	—	—	—
Utilization/cash payments	(1,516)	(346)	—	(1,862)

Balance at October 30, 2004	$829	$3,675	$2,191	$6,695

NOTE 8 – COMMITMENTS AND CONTINGENCIES:

Legal Proceedings:

     In April 2004, we received a Commitment Adjustment Letter from the Universal Services Administrative Company (USAC), which oversees the Federal Communications Commission’s School and Libraries Program of the Universal Service Fund, also called the “E-rate program.” Funding commitments under the E-rate program provide for discounts on eligible services such as telecommunications services, internet access, network equipment and wiring of instructional buildings and classrooms to connect to the Internet. The letter informed Norstan that USAC had undertaken an audit of the Navajo Preparatory School (Navajo Prep) project for funding year 2001, in which we had installed specific equipment and services for which we received approximately $2.2 million. The audit report concluded that Navajo Prep had not complied with key requirements of the E-rate program and, consistent with E-rate policies, USAC is seeking recovery of the full amount disbursed to Norstan on behalf of Navajo Prep. In June 2004, we filed an appeal with USAC and began an investigation of the Navajo Prep project. A reserve of $2.2 million was established in the fourth quarter of fiscal 2004. As a result of the investigation, Norstan has decided not to pursue the appeal. In addition, on its own initiative, Norstan will review all of its other E-rate projects for compliance with E-rate program requirements. Norstan received a total of approximately $5.5 million for such other E-rate projects.

     In February 2002, we were awarded $7.2 million resulting from a claim before the American Arbitration Association against the former owner of PRIMA Consulting (PRIMA) which claims arose out of our September 1997 acquisition of PRIMA. Subsequently, we reached a settlement with the former owner, Mr. Michael Vadini. The settlement provided that Norstan receive $3.0 million in cash, a promissory note issued by Mr. Vadini for $1.0 million to be paid in monthly installments beginning in June 2002, and certain real properties. As a result of the settlement, we recorded a $3.0 million pre-tax gain in the fourth quarter of fiscal 2002, based on the amount of cash received. We recorded a full reserve against the real property and the promissory note and planned to record any future gains on the sale of the real properties and collection of the promissory note as amounts are assured of realization. In December 2002, after receiving the first six $83,333 monthly installment payments, we agreed to accept a lump sum payment of $470,000 in settlement of the remaining monthly installments which totaled approximately $500,000 at that time. We recorded a gain, net of tax, of approximately $591,000 through discontinued operations relating to payments received on the promissory note during fiscal 2003. In May 2003, one of the real properties was sold and a pre-tax gain of approximately $253,000 was recorded through discontinued operations in the first quarter of fiscal 2004. In addition, in January 2004, a second real property was sold and a pre-tax gain of approximately $341,000 was recorded through discontinued operations in the third quarter of fiscal 2004. As of October 30, 2004, we retained title to one remaining property.

     We are involved in other legal actions in the ordinary course of our business. Although the outcome of any such legal actions cannot be predicted, in the opinion of management there are no other legal proceedings pending against or involving Norstan for which the outcome is likely to have a material adverse effect upon our business, operating results or financial condition.

Vendor Agreements:

     Norstan has been a distributor of Siemens equipment since 1976 and is currently Siemens’ largest distributor in North America. The term of the distribution agreement signed in January 1999, was for five years and has been extended one year, currently through January 2005. Our relationship with Siemens is integral to our business. Any significant disruption of this distribution relationship could have a material adverse impact on our financial condition and results of operations.

     In addition to Norstan’s distribution of new Siemens equipment pursuant to the distribution agreement, Norstan and Siemens have been parties in a used equipment alliance in which we managed the acquisition, marketing, refurbishment and resale of Siemens certified used telephony equipment, becoming the largest supplier of Siemens and ROLM refurbished equipment. On July 22, 2004, Siemens Information and Communication Networks, Inc., elected to end their resale alliance with us in the used equipment business effective at the expiration of the current agreement, July 31, 2004. Effective August 1, 2004, we continued to offer customers refurbished Siemens telephony equipment. Norstan Resale Services Group now competes directly with Siemens in procurement as well as the sale of refurbished equipment to end users. In addition, we offer new and used audio and video conferencing systems, wireless solutions, call center accessories, components, desktop products, and services through our Norstan Resale Services Group.

     The termination of this resale alliance does not affect our ongoing distribution agreement with Siemens with respect to new equipment.

     In addition, we maintain relationships with a wide range of leading technology companies including Aspect Communications, Applied Voice and Speech Technologies (AVST), Cisco Systems, Ericsson, Intervoice, Nortel Networks, ScanSoft, SpectraLink, Verint, and Witness Systems.

NOTE 9 - BUSINESS SEGMENTS:

     We deliver our products and services through two business segments, Communications Solutions and Services and Resale Services. Interim disclosures under the requirements of SFAS No. 131, “Disclosure about Segments of an Enterprise and Related Information,” were as follows (in thousands):

	For the Six Months Ended
	October 30,		November 1,
	2004		2003
		Operating		Operating
	Revenues	Income/(Loss)	Revenues	Income/(Loss)
Communications Solutions and Services	$93,598	$4,055	$98,166	$(8,511)
Resale Services	17,458	1,230	15,164	601

Totals	$111,056	$5,285	$113,330	$(7,910)